UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

March 2, 2009
Date of report (date of earliest event reported)

FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

                                                None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                      Amendments to Articles of Incorporation or Bylaws.

Effective March 2, 2009, the Board of Directors amended the Company’s Bylaws to implement a majority voting policy for director elections.  As amended, the Bylaws provide for a director nominee to be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (unless the Company has received due notice that a stockholder has nominated a person for election to the Board of Directors with respect to a meeting of stockholders, which nomination has not been withdrawn on or before the tenth day the Company first mails its notice of such meeting to stockholders, in which case the directors will be elected by a plurality of the votes cast at such meeting).  The Board of Directors will only appoint or nominate an individual to serve on the Board of Directors who has agreed to tender a resignation which will only become effective if such individual fails to achieve the requisite stockholder vote at the next meeting of stockholders at which an election of directors is held.  The Company’s Corporate Governance Committee and Board of Directors reserve the right to accept or reject any such resignation based upon any factors they deem relevant to such determination.

The foregoing description of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the amendments to the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

The following exhibits are furnished herewith:

Exhibit No.	Description

3.1	Bylaws of Forest Laboratories, Inc., as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 5, 2009

Forest Laboratories, Inc.
(Registrant)

/s/Francis I. Perier, Jr.
Francis I. Perier, Jr.
Senior Vice President - Finance and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Bylaws of Forest Laboratories, Inc., as amended.